The Lincoln National Life Insurance Company
Lincoln Enhanced Allocation Rider
(LEAR)
This Rider is a part of the Policy (the “Policy”) to which it is attached. The effective date of this Rider is the Policy Date.  Except as provided below, this Rider is subject to the terms and conditions of the Policy.
Subject to the “Rider Conditions” provision below, this Rider uses the change in value of an Index to calculate a credit that will be applied to the Separate Account Value or Fixed Account Value (the Enhanced Allocation Rider Benefit Amount), subject to the change in the value of the Index and certain factors shown in the Policy Specifications, including a guaranteed minimum rate.  There is an additional charge for this Rider.
The Enhanced Allocation Rider does not directly participate in any stock, bond, or equity investments.
This Rider contains the following Non-Guaranteed Elements (NGEs): Index Participation Rate. Please refer to this Rider’s Policy Specifications.
Table of Contents
Provision Page
Definitions 1
Enhanced Allocation Rider Benefit Provisions 2
Benefit Payment Provisions 3
Effect of Other Riders and Benefits on the Enhanced Allocation Rider3
General Provisions 4
Definitions
Business Day   Any day on which the New York Stock Exchange is open for business.
Enhanced Allocation Option   On the Enhanced Allocation Option Start Date, a new Enhanced Allocation Option is created. The new Enhanced Allocation Option is credited with an Enhanced Allocation Rider Benefit Amount, as described in the Policy Specifications, on the Enhanced Allocation Option Maturity Date. An open Enhanced Allocation Option is an Enhanced Allocation Option that has not yet reached its Enhanced Allocation Option Maturity Date. Please refer to the Riders and Benefit Charges section(s) of the Policy Specifications for detailed information regarding the calculation of the Enhanced Allocation Rider Benefit Amount.
Enhanced Allocation Option Duration   The length of time it takes for an Enhanced Allocation Option to mature. The Enhanced Allocation Option Duration is shown in the Policy Specifications.
Enhanced Allocation Option Maturity Date   The date each Enhanced Allocation Option matures, which is determined from the Enhanced Allocation Option Start Date plus the Enhanced Allocation Option Duration shown in the Policy Specifications.
Enhanced Allocation Option Start Date   The date an Enhanced Allocation Option is created.  Each Enhanced Allocation Option has its own Enhanced Allocation Option Start Date.  Enhanced Allocation Option Durations and Enhanced Allocation Option Maturity Dates are measured from this date.  The Enhanced Allocation Option Start Date is established on the 15th calendar day of the month the Enhanced Allocation Option is created.  If an Enhanced Allocation Option Start Date or Enhanced Allocation Option Maturity Date coincides with a weekend, customary holiday, or a date on which the New York Stock Exchange is closed, the value of the Index associated with that Enhanced Allocation Option at the close of the next Business Day will be used.
Closing Value of an Index   The value of an Index as of the close of the New York Stock Exchange, which is usually 4:00 P.M. Eastern Time.  If no closing value is published, we will use the closing value for the next day for which a closing value is published.
Index   An external financial benchmark used as a basis to determine the Enhanced Allocation Rider Benefit Amount, if any.  The Index is shown in the Policy Specifications.
Initial Enhanced Allocation Option Start Date   The 15th day of the calendar month following the Policy’s “Right to Examine Period” or the next Business Day, if this day coincides with a weekend, customary holiday, or a date on which the New York Stock Exchange is closed.  Subject to the “Rider Conditions” provision below, this is the first date that an Enhanced Allocation Option will be created.

Enhanced Allocation Rider Benefit Provisions
Enhanced Allocation Rider Benefit Amount   Subject to the “Rider Conditions” provision below, this Rider can provide an Enhanced Allocation Rider Benefit Amount that is determined by the change in the value of an Index and certain factors shown in the Enhanced Allocation Rider’s section of the Policy Specifications.  Please refer to the Enhanced Allocation Rider section of the Policy Specifications for detailed information regarding the calculation of the Enhanced Allocation Rider Benefit Amount and factors used to calculate the Enhanced Allocation Rider Benefit Amount.
Following the Policy’s “Right to Examine Period”, each calendar month this Rider is In Force and subject to the “Enhanced Allocation Rider Active and Inactive Elections” provision below, you can elect to have the Rider be active or inactive.  If this Rider is active and subject to the “Rider Conditions” provision below, an Enhanced Allocation Option will be created on the Initial Enhanced Allocation Option Start Date and each subsequent Enhanced Allocation Option Start Date. If this Rider is inactive, Enhanced Allocation Options will not be created on subsequent Enhanced Allocation Option Start Dates. Once you elect to have this Rider be active or inactive, you do not need to provide us with new instructions unless you intend to change your Election.
Any Enhanced Allocation Rider Benefit Amount credited will become part of the Accumulation Value which is subject to charges and deductions.
Enhanced Allocation Option   Each time a monthly Enhanced Allocation Rider Charge is subtracted from the Separate Account Value, a new Enhanced Allocation Option is created. Each Enhanced Allocation Option will credit an Enhanced Allocation Rider Benefit Amount, if any, to the Accumulation Value on its Enhanced Allocation Option Maturity Date as explained in the “Payment of Enhanced Allocation Rider Benefit Amount” provision below.  Please refer to the Enhanced Allocation Rider section of the Policy Specifications for detailed information regarding the calculation of the Enhanced Allocation Rider Benefit Amount and factors used to calculate the Enhanced Allocation Rider Benefit Amount.
Rider Conditions   In order for an Enhanced Allocation Option to be created, the following conditions must be met on the Initial Enhanced Allocation Option Start Date and each Enhanced Allocation Option Start Date:
a.	The Policy must be In Force;
b.	The Enhanced Allocation Rider must be active;
c.	The Policy must have Separate Account Value;
d.	The Policy is not in a grace period;
e.	The Policy’s death benefit is not being accelerated under any Accelerated Death Benefit for Long-Term Care Services Rider; and
f.	The Insured is living (for a single life Policy) or at least one Insured is living (for a joint survivorship Policy).
In order for you to receive an Enhanced Allocation Rider Benefit Amount, the following conditions must be met on an Enhanced Allocation Option Maturity Date:
a.	The Index Growth Rate must be positive as explained in the Enhanced Allocation Rider’s section of the Policy Specifications;
b.	The Policy must be In Force; and
c.	The Insured is living (for a single life Policy) or at least one Insured is living (for a joint survivorship Policy).
Any Enhanced Allocation Rider Benefit Amount will be applied as explained in the ”Payment of Enhanced Allocation Rider Benefit Amount” provision below.
Enhanced Allocation Rider Active and Inactive Elections   Each calendar month this Rider is In Force, you can elect to have the Rider be active or inactive. We must receive your Election to make this Rider active or inactive no later than two Business Days prior to an Enhanced Allocation Option Start Date.
If we receive your Election to make this Rider active one Business Day prior to, or on an Enhanced Allocation Option Start Date the activation will be delayed until the next available Enhanced Allocation Option Start Date.  If we receive your Election to make this Rider inactive one Business Day prior to, or on a Monthly Enhanced Allocation Option Date the deactivation will be delayed until the next available Enhanced Allocation Option Start Date.

Enhanced Allocation Rider Charge   One Business Day prior to the Initial Enhanced Allocation Option Start Date and one Business Day prior to each Enhanced Allocation Option Start Date that the “Enhanced Allocation Rider Conditions” provision is met, a monthly Enhanced Allocation Rider Charge will be subtracted from the Separate Account Value. The Enhanced Allocation Rider Charge will be subtracted from any Sub-Account(s) in the same proportion as the balances invested in the total of such Sub-Account(s) as of the Enhanced Allocation Option Start Date. The Enhanced Allocation Rider Charge is determined as follows:
a.	the monthly Enhanced Allocation Rider Charge Rate shown in the Policy Specifications;
b.	multiplied by the Separate Account Value on the Enhanced Allocation Option Start Date.
The Enhanced Allocation Rider Charge will not be subtracted from the Policy’s Fixed Account or Indexed Account; it will only be subtracted from the Separate Account Value.
Discontinuation Of or Substantial Change To an Index   If an Index is discontinued, or if an Index calculation changes substantially, we will select an alternative Index and will send Notice to you and any assignee.
Benefit Payment Provisions
Payment of Enhanced Allocation Rider Benefit Amount   If your Policy has Separate Account Value on an Enhanced Allocation Option Maturity Date, any Enhanced Allocation Rider Benefit Amount will be applied to the Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the Enhanced Allocation Option Maturity Date.
If your Policy does not have Separate Account Value on an Enhanced Allocation Option Maturity Date, any Enhanced Allocation Rider Benefit Amount will be applied to the Fixed Account and/or Holding Account based on the allocation instructions.
Grace Periods and the Enhanced Allocation Rider   If the Policy is in a grace period and this Rider is active, Enhanced Allocation Options will not be created. However, if the Policy is in a grace period on an Enhanced Allocation Option Maturity Date, any Enhanced Allocation Rider Benefit Amount will be applied to the Accumulation Value as explained in the “Payment of Enhanced Allocation Rider Benefit Amount” provision above.
Full Surrender   If you request a full surrender of your Policy with any Enhanced Allocation Option(s) that have not reached their Enhanced Allocation Option Maturity Date(s), you will not receive any Enhanced Allocation Rider Benefit Amount(s) for those Enhanced Allocation Option(s).
Death of the Insured/Second Death   If the Insured’s death (for a single life Policy) or Second Death (for a joint survivorship Policy) occurred with any Enhanced Allocation Option(s) that have not reached their Enhanced Allocation Option Maturity Date(s), you will not receive any Enhanced Allocation Rider Benefit Amount(s) for those Enhanced Allocation Option(s).
Effect of Other Riders and Benefits on the Enhanced Allocation Rider
If any of the following Riders are attached to your Policy, the Riders may have an impact on the Enhanced Allocation Rider.
Waiver of Monthly Deduction Benefit Rider: If the Insured is on Total Disability, as provided and defined under any Waiver of Monthly Deduction Rider, the Enhanced Allocation Rider will be inactive.
Accelerated Death Benefit for Long-Term Care Services Rider: While the Policy’s death benefit is being accelerated under the Accelerated Death Benefit for Long-Term Care Services Rider:
1.	No Enhanced Allocation Rider Charge will be subtracted from the Policy;
2.	No new Enhanced Allocation Options will be created; and
3.	If there are any Enhanced Allocation Option(s) when acceleration of the Policy’s death benefit begins, any Enhanced Allocation Rider Benefit Amount(s) will be applied to the Fixed Account.

If acceleration of the Policy’s death benefit stops under the Accelerated Death Benefit for Long-Term Care Services Rider, you transfer Accumulation Value into the Sub-Account(s), and the Enhanced Allocation Rider is still active, the Enhanced Allocation Rider Charges will resume for the next Enhanced Allocation Option Start Date following the end of the acceleration of the Policy’s death benefit and Enhanced Allocation Option(s) will be created subject to the “Enhanced Allocation Rider Conditions” provision above.
If acceleration of the Policy’s death benefit stops under the Accelerated Death Benefit for Long-Term Care Services Rider, and you transfer Accumulation Value into the Sub-Account(s), but the Enhanced Allocation Rider is inactive, you can submit an Election to activate the Enhanced Allocation Rider subject to the “Enhanced Allocation Rider Active and Inactive Elections” provision above.
General Provisions
Reinstatement   If the Policy terminates and is reinstated following Lapse, this Rider will be permanently inactive.
Upon reinstatement, you will not receive any Enhanced Allocation Rider Benefit Amount(s) for any Enhanced Allocation Options that reached their Enhanced Allocation Option Maturity Date(s) while the Policy was terminated. If this Rider is reinstated with any Enhanced Allocation Option(s) that have not reached their Enhanced Allocation Option Maturity Date(s), the crediting of any Enhanced Allocation Rider Benefit Amount(s) will be applied to the Accumulation Value as explained in the “Payment of Enhanced Allocation Rider Benefit Amount” provision above.
Termination   This Rider and all rights under it will terminate upon the earliest of the following:
a.	The termination of the Policy; or
b.	The Policy Anniversary immediately prior to the Insured’s Attained Age 121 (for a single life Policy) or the younger Insured’s Attained Age 121 (for a joint survivorship Policy).

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